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               INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of August 13, 1998, among ARCADIA FINANCIAL LTD. (formerly known as Olympic Financial Ltd.), a corporation duly organized and existing under the laws of the State of Minnesota, having its principal office at 7825 Washington Avenue South, Minneapolis, Minnesota 55439-2435 (the "Company"), NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, a national banking association, having its principal corporate trust office at Sixth and Marquette, Minneapolis, Minnesota 55479-0069 (the "Resigning Trustee"), and MARINE MIDLAND BANK, a
New York State banking corporation and trust company, having its principal corporate trust office at 140 Broadway, New York, New York, 10005-1180 (the "Successor Trustee");


                                   RECITALS

               There are currently issued and outstanding $19,700,000 in aggregate principal amount of the Company's Subordinated Extendible Notes and Subordinated Fixed-Term Notes (collectively, the "Notes") under an Indenture, dated as of July 1, 1994, as amended and restated by the First Amendment and Restatement dated as of April 28, 1995 (the "Indenture"), between the Company and the Resigning Trustee.

               The Resigning Trustee wishes to resign as Trustee under the Indenture; the Company wishes to appoint the Successor Trustee to succeed the Resigning Trustee as Trustee under the Indenture; and the Successor Trustee wishes to accept appointment as Trustee under the Indenture.

               NOW, THEREFORE, in consideration of the mutual covenants and promises herein, the receipt and sufficiency of which is hereby acknowledged, the Company, the Resigning Trustee and the Successor Trustee agree as follows:

                                   ARTICLE ONE
                             THE RESIGNING TRUSTEE

               SECTION 101. Pursuant to Section 7.08 of the Indenture, the Resigning Trustee hereby notifies the Company that the Resigning Trustee is hereby resigning as Trustee under the Indenture.

               SECTION 102. The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

                       (a) To the best of the knowledge of the Trust Officers
               of the Resigning Trustee assigned to its corporate trust department, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing under the Indenture.

                       (b) No covenant or condition contained in the
               Indenture has been waived by the Resigning Trustee or by the Holders of the percentage in aggregate principal amount of the Notes required by the Indenture to effect any such waiver.

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                       (c) There is no action, suit or proceeding pending or,
               to the best of the knowledge of the Trust Officers of the Resigning Trustee assigned to its corporate trust department, threatened against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee under the Indenture.

               SECTION 103. The Resigning Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all right, title and interest of the Resigning Trustee in and to the trust under the Indenture and all the right, powers and trusts of the Trustee under the Indenture. The Resigning Trustee shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, trusts and powers hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

              SECTION 104. The Resigning Trustee agrees to pay or indemnify the Successor Trustee and save the Successor Trustee harmless from and against any and all costs, claims, liabilities, losses or damages whatsoever (including the reasonable fees, expenses and disbursements of the Successor Trustee's counsel and other advisors), that the Successor Trustee suffers or incurs without negligence or bad faith on its part as a result of the Successor Trustee accepting appointment and acting as Successor Trustee under the Indenture, arising out of actions or omissions of the Resigning Trustee. The Resigning Trustee will furnish to the Successor Trustee, promptly after receipt, all papers with respect to any action the outcome of which would make operative the indemnity provided for in this section. The Successor Trustee shall notify the Resigning Trustee promptly of any claim for which it may seek indemnity. The Resigning Trustee will have the right to elect to provide its own defense in any such action.


                                  ARTICLE TWO
                                  THE COMPANY

               SECTION 201. The Company hereby certifies that annexed hereto marked Exhibit A is a copy of Board Resolutions duly adopted by the Board of Directors of the Company, and in full force and effect on the date hereof authorizing certain officers of the Company to; (a) accept the Resigning Trustee's resignation as Trustee under the Indenture; (b) appoint the Successor Trustee as Trustee under the Indenture; and (c) execute and deliver such agreements and other instruments as may be necessary or desirable to effectuate the succession of the Successor Trustee as Trustee under the Indenture. The Company shall deliver a Secretary's Certificate of the Secretary or an Assistant Secretary certifying as to the annexed Board Resolutions.

               SECTION 202. The Company hereby appoints the Successor Trustee as Trustee under the Indenture and confirms to the Successor Trustee all the rights, powers and trusts of the Trustee under the Indenture. The Company shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, trusts and powers hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

               SECTION 203. Promptly after the execution and delivery of this Instrument, the Company, on behalf of the Successor Trustee, shall cause a notice, a form of which is annexed hereto marked Exhibit B, to be sent to each Holder of the Notes as required by the provisions of Section 7.08 of the Indenture.


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                                  ARTICLE THREE
                             THE SUCCESSOR TRUSTEE


               SECTION 301. The Successor Trustee hereby represents and warrants to the Resigning Trustee and to the Company that the Successor Trustee is qualified and eligible under the provisions of Section 7.10 of the Indenture to act as Trustee under the Indenture.

               SECTION 302. The Successor Trustee hereby accepts its appointment as Trustee under the Indenture and shall hereby be vested with all the rights, powers, trusts and duties of the Trustee under the Indenture.

                                  ARTICLE FOUR
                                 MISCELLANEOUS

               SECTION 401. Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

               SECTION 402. This Instrument and the resignation, appointment and acceptance effected hereby shall be effective as of the opening of business on the date first above written upon the execution and delivery hereof by each of the parties hereto.

               SECTION 403. Notwithstanding the resignation of the Resigning Trustee effected hereby, the Company shall remain obligated under Section
7.07 of the Indenture to compensate, reimburse and indemnify the Resigning Trustee in connection with its trusteeship under the Indenture.

               SECTION 404. This Instrument shall be governed by and construed in accordance with the laws of the jurisdiction which govern the Indenture and its construction.

               SECTION 405. This Instrument may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.





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               IN WITNESS WHEREOF, the parties hereto have caused this
Instrument of Resignation, Appointment and Acceptance to be duly executed as of the day and year first above written.

                                          ARCADIA FINANCIAL LTD.



                                          By /s/ John A. Witham
                                             --------------------------------

                                             Name: John A. Witham
                                             Title: Executive Vice President
                                                    and Chief Financial Officer



                                          NORWEST BANK OF MINNESOTA, N.A.


                                          By /s/ Curtis D. Schwegman
                                             --------------------------------

                                             Name: Curtis D. Schwegman
                                             Title: Assistant Vice President




                                          MARINE MIDLAND BANK


                                          By /s/ James M. Foley
                                             --------------------------------

                                             Name: James M. Foley
                                             Title: Assistant Vice President









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